CYTEC INDUSTRIES INC. AND SUBSIDIARIES    Exhibit 11(c)

                     Earnings Per Share Computations
        (Millions of Dollars or Shares, except per share amounts)





                                                Six Months Ended
                                                 June 30, 1996
                                                             Fully
                                                Primary     Diluted


Net earnings available for common stockholders  $48.0        $48.0
                                                 ____         ____
                                                 ____         ____

Weighted average number of shares of common
stock outstanding during the period exclusive
of the following:                                48.6         48.6

Common Stock equivalents:
   Restricted stock                                .3           .3
   Non qualified stock options                    2.1          2.1
                                                 ____         ____
Adjusted weighted average number of shares
of common stock outstanding during the period    51.0         51.0
                                                 ____         ____
                                                 ----         ----
Earnings per share                              $ .94        $ .94
                                                 ----         ----
                                                 ----         ----

See Note 2 of the Notes to the Consolidated Financial Statements included herein for explanation of earnings per share calculations.
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